EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Third Quarter 2015 Results; Record Organic Growth in Loans and Non-Interest Bearing Deposits

Third Quarter 2015 Highlights:

  Strong financial performance and continued earnings momentum
  Solid organic growth continues with loan portfolio increasing $188.1 million to $3.0 billion, a 27.2% annualized sequential growth rate from June 30, 2015
  Average noninterest-bearing demand deposits increased at a 39.3% annualized rate from the sequential second quarter 2015
  Well positioned to build on track record of success and continued loan portfolio growth

ENGLEWOOD CLIFFS, N.J., Oct. 23, 2015 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today announced results for the third quarter ended September 30, 2015, the fifth full quarter following the Merger between the Company and legacy ConnectOne completed on July 1, 2014 (the "Merger"). Financial information prior to July 1, 2014 includes only the operations of the Company, the legal and accounting acquirer in the transaction. Concurrent with the Merger, the combined company changed its name to ConnectOne.

For the third quarter of 2015, the Company reported net income available to common stockholders of $10.8 million, or $0.36 per diluted share, compared with net income available to common stockholders of $10.5 million, or $0.35 per diluted share, for the second quarter of 2015, and $1.7 million, or $0.06 per diluted share, for the third quarter of 2014.

In addition to the results presented in accordance with generally accepted accounting principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP financial measures including net income available to common stockholders excluding non-core items. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends, and facilitates comparisons with the performance of peers. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Third quarter 2015 results reflect the following non-core items, on an after-tax basis: $1.2 million in a credit provision associated with the Bank's New York City taxi medallion loan portfolio; $1.2 million of net securities gains; $0.8 million of income resulting from accretion of purchase accounting fair value marks; $0.4 million in additional loan loss provision related to the maturity and extension of acquired portfolio loans; $0.1 million of pension settlement expenses, which had no impact on total stockholders' equity or book value per share, and $0.1 million in amortization of intangible assets. Excluding non-core items, net income available to common stockholders was $10.6 million, or $0.35 per diluted share, for the third quarter of 2015, $10.2 million, or $0.34 per diluted share, for the second quarter of 2015, and $8.6 million, or $0.29 per diluted share, for the third quarter of 2014.

Frank Sorrentino, ConnectOne's Chairman and CEO stated, "Our third quarter results emphasize many positive core operating trends and our focus on building relationships, enhancing our clients' experience, upgrading our revenue producing staff, and growing core business. As always, we continue to de-emphasize legacy non-core, transactional and broker-driven business. Our success in executing our strategy is reflected in record growth during the most recent quarter. The loan portfolio grew by $188.1 million, representing a 27.2% annualized sequential growth rate from June 30, 2015, while our average noninterest-bearing demand deposits for the third quarter of 2015 grew at an astounding 39.3% annualized rate over the sequential second quarter 2015. While these growth rates are not necessarily indicative of future performance, it clearly demonstrates the ability of ConnectOne to achieve profitable growth without reliance on an acquisition-oriented philosophy. Looking ahead to the remainder of 2015 and 2016, the Company is exceptionally well-positioned to build on its track record of success."

"Overall, the Bank's credit quality remained solid with a nonperforming asset ratio of 0.42%," Mr. Sorrentino continued. "Consistent with our commitment to solid credit quality, we're proactively monitoring the increased focus on the taxi medallion industry at large. While Uber has presented a formidable challenge, the taxi industry remains a vibrant and important component of the New York City infrastructure. In our portfolio, we have approximately $103 million of first lien NYC-taxi medallion backed loans, representing approximately 3.5% of our total loans compared with 3.7% at June 30, 2015 and 4.1% at December 31, 2014. We anticipate that our medallion concentration levels will continue to decline further through amortization and paydowns on these loans, as well as total loan portfolio growth. As of October 23, 2015, all of the Bank's medallion loans are 100% current as to principal and interest but, reflecting the decline in value of the medallions which act as collateral, the Company recorded at the end of the third quarter 2015, an approximately $2.0 million credit reserve specifically to support this portfolio."

Operating Results

Fully taxable equivalent ("FTE") net interest income for the third quarter of 2015 was $30.4 million, an increase of $2.2 million, or 7.9%, from the same quarter of 2014. This was a result of a 12.8% increase in average interest-earning assets, partially offset by a 16 basis-point contraction in the net interest rate margin. Included in net interest income was accretion and amortization of purchase accounting adjustments of $1.3 million during the third quarter of 2015 and $2.9 million in the third quarter of 2014. Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.35% in the third quarter of 2015, 6 basis points higher than the 2014 third quarter adjusted net interest margin of 3.29%. The improvement in the adjusted net interest margin in the third quarter of 2015 versus the same 2014 period was primarily attributable to an improved mix of interest earning assets arising from a greater proportion of average loans in third quarter of 2015 along with a reduction in the average rate paid on borrowings, which resulted from a $70 million debt extinguishment and subsequent refinancing accomplished at the end of the third quarter of 2014. The adjusted net interest margin for the third quarter of 2015 narrowed by 7 basis points from the sequential second quarter of 2015, due to moderate margin compression resulting from the continued low interest rate environment and the issuance of $50 million 5.75% subordinated notes at the end of the second quarter of 2015.

Noninterest income, excluding net securities gains of $2.1 million in 2015 and $0.1 million in 2014, totaled $1.8 million in the third quarter of 2015 and $1.1 million for the third quarter of 2014. Included in 2015 is a fee of approximately $0.7 million collected in satisfaction of an equity participation in a certain credit extension. Noninterest income also includes bank-owned life insurance income, deposit and loan fees, annuities and life insurance commissions, and gains on sales of residential mortgages in the secondary market and represents a relatively small portion of the Bank's total revenue. Although management intends to continue its strategy of de-emphasizing service charges in order to attract new and retain existing clients, it expects fee income to increase modestly in future periods.

Noninterest expenses totaled $13.3 million for the third quarter of 2015 compared with $12.1 million, excluding $8.8 million of Merger-related charges and $4.6 million of debt extinguishment charges, for the same quarter of 2014. The increase in operating expenses for the third quarter of 2015 from the prior year period was primarily attributable to increased salaries and employee benefits and occupancy associated with the Company's strong organic growth. The Company's operating efficiency ratio was 41.9% in the 2015 third quarter, 42.0% in the 2015 second quarter and 45.0% in the 2014 third quarter.

Income tax expense was $5.3 million and $0.3 million for the third quarter of 2015 and 2014, respectively, resulting in effective tax rates of 32.5% and 12.5% for the third quarter of 2015 and 2014, respectively. The low effective tax rate for 2014 reflects a low level of pretax income due to non-recurring merger and debt extinguishment expenses. The effective tax rate for the remainder of 2015 is expected to remain fairly constant.

Asset Quality

The provision for loan losses increased to $4.2 million in the third quarter of 2015, compared with $1.3 million in the third quarter of 2014. The increase primarily resulted from approximately $2.0 million in additional provisioning related to the taxi cab medallion loan portfolio, and higher organic loan growth. Loan growth for the third quarter of 2015 was approximately $188 million and approximately $120 million for the prior year period. Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $16.1 million at September 30, 2015, $12.7 million at December 31, 2014, and $7.5 million at September 30, 2014. Nonperforming assets as a percent of total assets was 0.42% at September 30, 2015, 0.37% at December 31, 2014, and 0.22% at September 30, 2014. Annualized net charge-offs were 0.02% for the third quarter 2015 and 0.03% in the third quarter of 2014. The allowance for loan losses was $21.5 million, representing 0.73% of loans receivable and 167.1% of nonaccrual loans at September 30, 2015. At December 31, 2014, the allowance was $14.2 million representing 0.56% of loans receivable and 122.0% of nonaccrual loans and, at September 30, 2014, the allowance was $12.1 million representing 0.50% of loans receivable and 199.2% of nonaccrual loans. In purchase accounting, any allowance for loan losses on an acquired loan portfolio is reversed and a credit risk discount is applied directly to the acquired loan balances. In Management's opinion, a useful non-GAAP metric is the ratio of allowance for loan losses plus the credit risk discount to total loans receivable. This non-GAAP ratio was 1.20% at September 30, 2015, 1.23% at December 31, 2014, and 1.28% at September 30, 2014.

As of September 30, 2015, taxi medallion loans, all of which are secured by New York City taxi medallions, totaled $103.3 million, and were 100% current as to principal and interest.  The reserve for loan losses applicable to this portfolio was 1.94%, and the average loan-to-value ratio, assuming our internal valuation estimate of $814,000 per corporate medallion and $701,000 per individual medallion was 92.7%.  Recent sales prices, for the third quarter of 2015, as reported by the NYC Taxi and Limousine Commission ranged from $805,000 to $875,000 for corporate medallions and $603,000 to $725,000 for individual medallions.  The Company's medallion portfolio is comprised of approximately 95% corporate medallions and 5% individual medallions.

Selected Balance Sheet Items

At September 30, 2015, the Company's total assets were $3.8 billion, an increase of $390 million from December 31, 2014. Loans receivable were $3.0 billion, reflecting net loan growth (loan originations less pay-downs and pay-offs) of $415 million from December 31, 2014, primarily attributable to multi-family ($165 million), other commercial real estate ($74 million), commercial and industrial ("C&I") ($70 million) and construction ($116 million). Management's current intent is to maintain a multi-family portfolio concentration in the range of 25-30% of total loans, while growing the C&I and construction segments. The growth in loans was funded with increases in deposits, borrowings and subordinated debt.

The Company's stockholders' equity was $471 million at September 30, 2015, an increase of $25 million from December 31, 2014. The increase in stockholders' equity was due to a $25 million increase in retained earnings and approximately $2 million of equity issuance related to stock-based compensation, including the exercise of options, partially offset by an approximately $2 million decrease in unrealized gains on available for sale securities.

As of September 30, 2015, the Company's tangible common equity ratio and tangible book value per share were 8.40% and $10.26, respectively. As of December 31, 2014, the tangible common equity ratio and tangible book value per share were 8.62% and $9.57, respectively. Total goodwill and other intangible assets were $150 million as of September 30, 2015, a decrease of $0.7 million from December 31, 2014.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 21 other banking offices.

For more information visit https://www.ConnectOneBank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	September 30,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$ 30,100	$ 31,813
Interest-bearing deposits with banks	128,421	95,034
Cash and cash equivalents	158,521	126,847

Investment securities:
Available-for-sale	224,214	289,532
Held-to-maturity (fair value of $234,493 and $231,445)	227,221	224,682

Loans held for sale	990	--

Loans receivable	2,953,381	2,538,641
Less: Allowance for loan and lease losses	21,533	14,160
Net loans receivable	2,931,848	2,524,481

Investment in restricted stock, at cost	30,362	23,535
Bank premises and equipment, net	21,523	20,653
Accrued interest receivable	11,662	11,700
Bank-owned life insurance	53,681	52,518
Other real estate owned	3,244	1,108
Goodwill	145,909	145,909
Core deposit intangibles	4,125	4,825
Other assets	24,953	22,782
Total assets	$ 3,838,253	$ 3,448,572

LIABILITIES
Deposits:
Noninterest-bearing	$ 586,643	$ 492,515
Interest-bearing	2,079,981	1,983,092
Total deposits	2,666,624	2,475,607
Borrowings	621,674	495,553
Subordinated debentures	55,155	5,155
Other liabilities	23,654	26,038
Total liabilities	3,367,107	3,002,353

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at September 30, 2015 and December 31, 2014; total liquidation value of $11,250 at September 30, 2015 and December 31, 2014	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 32,261,711shares at September 30, 2015 and 31,758,828 at December 31, 2014; outstanding 30,197,789 shares at September 30, 2015 and 29,694,906 at December 31, 2014	374,287	374,287
Additional paid-in capital	8,315	6,015
Retained earnings	97,321	72,398
Treasury stock, at cost (2,063,922 common shares at September 30, 2015 and December 31, 2014)	(16,717)	(16,717)
Accumulated other comprehensive loss	(3,310)	(1,014)
Total stockholders' equity	471,146	446,219
Total liabilities and stockholders' equity	$ 3,838,253	$ 3,448,572

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income
Interest and fees on loans	$ 32,276	$ 28,098	$ 91,807	$ 48,670
Interest and dividends on investment securities:
Taxable	2,669	2,916	8,340	8,840
Tax-exempt	901	892	2,666	2,840
Dividends	297	349	797	639
Interest on federal funds sold and other short-term investments	43	88	127	88
Total interest income	36,186	32,343	103,737	61,077
Interest expense
Deposits	3,655	2,725	9,980	5,343
Borrowings	2,804	2,072	7,060	4,914
Total interest expense	6,459	4,797	17,040	10,257

Net interest income	29,727	27,546	86,697	50,820
Provision for loan and lease losses	4,175	1,300	7,550	2,209
Net interest income after provision for loan and lease losses	25,552	26,246	79,147	48,611

Noninterest income
Annuities and insurance commissions	77	94	210	299
Bank-owned life insurance	388	401	1,162	912
Net gains on sale of loans held for sale	63	65	276	144
Deposit, loan and other income	1,224	502	2,145	1,967
Insurance recovery	--	--	2,224	--
Net gains on sale of investment securities	2,067	111	2,793	2,100
Total noninterest income	3,819	1,173	8,810	5,422

Noninterest expenses
Salaries and employee benefits	6,905	6,243	20,480	13,153
Occupancy and equipment	1,916	1,781	5,785	3,658
FDIC insurance	535	504	1,535	1,092
Professional and consulting	836	530	2,045	1,289
Marketing and advertising	247	209	634	276
Data processing	957	902	2,686	1,761
Merger expenses	--	8,784	--	10,573
Loss on extinguishment of debt	--	4,550	2,397	4,550
Amortization of core deposit intangible	217	248	700	260
Other expenses	1,688	1,649	4,643	3,028
Total noninterest expenses	13,301	25,400	40,905	39,640

Income before income tax expense	16,070	2,019	47,052	14,393
Income tax expense	5,228	253	15,309	3,851
Net income	10,842	1,766	31,743	10,542
Less: Preferred stock dividends	28	28	84	84
Net income available to common stockholders	$ 10,814	$ 1,738	$ 31,659	$ 10,458

Earnings per common share:
Basic	$ 0.36	$ 0.06	$ 1.06	$ 0.50
Diluted	0.36	0.06	1.04	0.49
Weighted average common shares outstanding:
Basic	30,045,818	29,636,001	29,786,374	20,819,241
Diluted	30,335,571	30,108,103	30,323,376	21,285,452
Dividend per common share	$ 0.075	$ 0.075	$ 0.225	$ 0.225

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures, provided below is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except share data)
	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2015	2015	2015	2014	2014
Earnings, EPS and Operating Data
Net income (GAAP)	$ 10,842	$ 10,521	$ 10,379	$ 8,023	$ 1,766
Less: preferred dividends	28	28	28	28	28
Net income available to common stockholders (GAAP)	10,814	10,493	10,351	7,995	1,738
Net gains on sales of securities	(2,067)	(221)	(506)	(718)	(111)
Partial settlements of pension obligation	168	243	559	--	--
Insurance recovery	--	(2,223)	--	--	--
Merger-related expenses	--	--	--	1,816	8,784
Loss on debt extinguishment	--	2,397	--	--	4,550
Amortization of intangible assets	217	241	241	245	248
Provision related to maturity and extension of acquired portfolio loans	590	502	757	787	336
Provision related to taxi cab medallions	2,000	--	--	--	--
Charge due to wire fraud	--	--	--	2,374	--
Accretion of purchase accounting fair value marks	(1,340)	(1,513)	(1,802)	(2,491)	(2,892)
Non-core items	(432)	(574)	(751)	2,013	10,915
Income tax (expense) benefit	(176)	(234)	(307)	294	4,044
Non-core items, after taxes	(256)	(340)	(444)	1,719	6,871
Core earnings available to common stockholders (non-GAAP)	$ 10,558	$ 10,153	$ 9,907	$ 9,714	$ 8,609

Weighted average diluted shares outstanding	30,335,571	30,231,480	30,149,469	30,149,244	30,115,520
Diluted EPS (GAAP)	$ 0.36	$ 0.35	$ 0.34	$ 0.27	$ 0.06
Core Diluted EPS (Non-GAAP) (1)	$ 0.35	$ 0.34	$ 0.33	$ 0.32	$ 0.29

Return on Assets Measures
Core earnings available to common stockholders (non-GAAP)	$ 10,558	$ 10,153	$ 9,907	$ 9,714	$ 8,609
Add: preferred dividends	28	28	28	28	28
Core net income (non-GAAP)	$ 10,586	$ 10,181	$ 9,935	$ 9,742	$ 8,637

Average assets	$ 3,729,503	$ 3,551,597	$ 3,466,820	$ 3,369,402	$ 3,350,599
Less: average intangible assets	(150,178)	(150,407)	(150,650)	(150,934)	(151,142)
Average tangible assets	$ 3,579,325	$ 3,401,190	$ 3,316,170	$ 3,218,468	$ 3,199,457

Return on avg. assets (GAAP)	1.15%	1.19%	1.21%	0.94%	0.21%
Core return on avg. assets (Non-GAAP) (2)	1.13%	1.15%	1.16%	1.15%	1.02%
Return on avg. tangible assets (Non-GAAP) (3)	1.22%	1.26%	1.29%	1.01%	0.24%
Core return on avg. tangible assets (Non-GAAP) (4)	1.17%	1.20%	1.22%	1.20%	1.07%
_______
(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.

	Three Months Ended
(dollars in thousands, except share data)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2015	2015	2015	2014	2014
Return on Equity Measures
Core earnings available to common stockholders	$ 10,558	$ 10,153	$ 9,907	$ 9,714	$ 8,609

Average common equity	$ 460,432	$ 452,754	$ 442,970	$ 437,136	$ 432,331
Less: average intangible assets	(150,178)	(150,407)	(150,650)	(150,934)	(151,142)
Average tangible common equity	$ 310,254	$ 302,347	$ 292,320	$ 286,202	$ 281,189

Return on avg. common equity (GAAP)	9.32%	9.30%	9.48%	7.26%	1.59%
Core return on avg. common equity (non-GAAP) (5)	9.10%	9.00%	9.07%	8.82%	7.90%
Return on avg. tangible common equity (non-GAAP) (6)	13.99%	14.11%	14.56%	11.28%	2.66%
Core return on avg. tangible common equity (non-GAAP) (7)	13.50%	13.47%	13.75%	13.47%	12.15%

Efficiency Measures
Total noninterest expenses	$ 13,301	$ 14,974	$ 12,631	$ 15,164	$ 25,400
Partial settlements of pension obligation	(168)	(243)	(559)	--	--
Merger-related expenses	--	--	--	(1,816)	(8,784)
Loss on debt extinguishment	--	(2,397)	--	--	(4,550)
Charge due to wire fraud	--	--	--	(2,374)	--
Amortization of intangible assets and fair value marks	(217)	(241)	(241)	(218)	(224)
Operating non-interest expense	$ 12,916	$ 12,093	$ 11,831	$ 10,756	$ 11,842

Net interest income (FTE)	30,382	29,316	28,906	29,135	28,146
Impact of purchase accounting fair value marks	(1,314)	(1,487)	(1,776)	(2,464)	(2,868)
Noninterest income	3,819	3,436	1,555	2,076	1,173
Less: insurance recovery	--	(2,224)	--	--	--
Less: net gains on sales of securities	(2,067)	(221)	(506)	(718)	(111)
Operating revenue	$ 30,820	$ 28,820	$ 28,179	$ 28,029	$ 26,340

Operating Efficiency Ratio (non-GAAP) (8)	41.9%	42.0%	42.0%	38.4%	45.0%

Net Interest Margin
Average interest earning assets	$ 3,441,151	$ 3,266,382	$ 3,182,894	$ 3,082,934	$ 3,050,564

Net interest income (FTE)	$ 30,382	$ 29,316	$ 28,906	$ 29,135	$ 28,146
Impact of purchase accounting fair value marks	(1,314)	(1,487)	(1,776)	(2,464)	(2,868)
Adjusted net interest income	$ 29,068	$ 27,829	$ 27,130	$ 26,671	$ 25,278

Net interest margin (GAAP)	3.50%	3.60%	3.68%	3.75%	3.66%
Adjusted net interest margin (non-GAAP) (9)	3.35%	3.42%	3.46%	3.43%	3.29%
_____
(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest earning assets.

	As of
(dollars in thousands, except share data)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2015	2015	2015	2014	2014
Capital Ratios and Book Value per Share
Common equity	$ 459,896	$ 452,732	$ 444,944	$ 434,969	$ 429,650
Less: intangible assets	(150,034)	(150,252)	(150,493)	(150,734)	(150,979)
Tangible common equity	$ 309,862	$ 302,480	$ 294,451	$ 284,235	$ 278,671

Total assets	$ 3,838,253	$ 3,660,057	$ 3,505,891	$ 3,448,572	$ 3,356,257
Less: intangible assets	(150,034)	(150,252)	(150,493)	(150,734)	(150,979)
Tangible assets	$ 3,688,219	$ 3,509,805	$ 3,355,398	$ 3,297,838	$ 3,205,278

Common shares outstanding	30,197,789	30,196,731	29,864,602	29,694,906	29,644,037

Common equity ratio (GAAP)	11.98%	12.37%	12.69%	12.61%	12.80%
Tangible common equity ratio (non-GAAP) (10)	8.40%	8.62%	8.78%	8.62%	8.69%

Regulatory capital ratios (Bancorp):
Leverage ratio	9.26%	9.49%	9.45%	9.37%	9.23%
Common equity Tier 1 risk-based ratio	9.33%	9.63%	9.75%	n/a	n/a
Risk-based Tier 1 capital ratio	9.82%	10.14%	10.29%	10.44%	10.63%
Risk-based total capital ratio	11.94%	12.26%	10.82%	10.94%	11.07%

Regulatory capital ratios (Bank):
Leverage ratio	10.22%	10.48%	9.41%	9.33%	9.16%
Common equity Tier 1 risk-based ratio	10.83%	11.19%	10.24%	n/a	n/a
Risk-based Tier 1 capital ratio	10.83%	11.19%	10.24%	10.40%	10.59%
Risk-based total capital ratio	11.47%	11.74%	10.77%	10.90%	11.04%

Book value per share (GAAP)	$ 15.23	$ 14.99	$ 14.90	$ 14.65	$ 14.49
Tangible book value per share (non-GAAP) (11)	10.26	10.02	9.86	9.57	9.40

Asset Quality
Nonaccrual loans	$ 12,888	$ 12,145	$ 14,585	$ 11,610	$ 6,083
Other real estate owned	3,244	1,564	870	1,108	1,442
Total nonperforming assets	$ 16,132	$ 13,709	$ 15,455	$ 12,718	$ 7,525

Loans past due 90 days and still accruing	268	--	638	1,211	--

Nonaccrual loans as a % of loans receivable	0.44%	0.44%	0.55%	0.46%	0.25%
Nonperforming assets as a % of total assets	0.42%	0.37%	0.44%	0.37%	0.22%
Allowance for loan losses as a % of nonaccrual loans	167.1%	143.9%	109.2%	122.0%	199.2%
Annualized net charge-offs as a % of average loans	0.02%	-- %	0.01%	0.07%	0.03%

Total loans receivable	$ 2,953,381	$ 2,765,288	$ 2,640,739	$ 2,538,641	$ 2,426,765
Less: acquired loans	(896,227)	(1,060,632)	(1,110,859)	(1,190,085)	(1,286,482)
Loans receivable, excluding acquired loans	$ 2,057,154	$ 1,704,656	$ 1,529,880	$ 1,348,556	$ 1,140,283

Allowance for loan losses	$ 21,533	$ 17,480	$ 15,933	$ 14,160	$ 12,118
Accretable credit risk discount on acquired loans	13,893	14,331	15,800	17,017	18,835
Total allowance for loan losses and accretable credit risk discount on acquired loans	$ 35,426	$ 31,811	$ 31,733	$ 31,177	$ 30,953

Allowance for loan losses as a % of loans receivable	0.73%	0.63%	0.60%	0.56%	0.50%
Allowance for loan losses as a % of loans receivable, excluding acquired loans	1.05%	1.03%	1.04%	1.05%	1.06%
Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable	1.20%	1.15%	1.20%	1.23%	1.28%
_________
(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	September 30, 2015			September 30, 2014
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$ 483,677	$ 4,055	3.33%	$ 520,568	$ 4,372	3.33%
Loans receivable (2) (3) (4)	2,863,708	32,446	4.50%	2,344,410	28,218	4.78%
Federal funds sold and interest--bearing deposits with banks	66,867	43	0.26%	163,471	88	0.21%
Restricted investment in bank stock	26,899	297	4.38%	21,107	265	4.98%
Total interest-earning assets	3,441,151	36,841	4.25%	3,049,556	32,943	4.29%
Allowance for loan losses	(18,157)			(11,250)
Non-interest earning assets	306,509			312,293
Total assets	$ 3,729,503			$ 3,350,599

Interest-bearing liabilities:
Money market deposits	$ 710,767	794	0.44%	$ 698,686	677	0.38%
Savings deposits	220,481	146	0.26%	233,041	144	0.25%
Time deposits	787,262	2,391	1.20%	676,291	1,474	0.86%
Other interest-bearing deposits	352,156	324	0.37%	375,041	429	0.45%
Total interest-bearing deposits	2,070,666	3,655	0.70%	1,983,059	2,724	0.54%

Borrowings	544,774	1,944	1.42%	430,238	1,988	1.83%
Capital lease obligation	2,933	44	5.95%	3,044	45	5.87%
Subordinated debentures	55,155	816	5.87%	5,155	40	3.08%
Total interest-bearing liabilities	2,673,528	6,459	0.96%	2,421,496	4,797	0.79%

Demand deposits	560,129			465,369
Other liabilities	24,164			17,349
Total noninterest-bearing liabilities	584,293			482,718
Stockholders' equity	471,682			446,385
Total liabilities and stockholders' equity	$ 3,729,503			$ 3,350,599

Net interest income (tax equivalent basis)		30,382			28,146
Net interest spread (5)			3.29%			3.50%

Net interest margin (6)			3.50%			3.66%

Tax equivalent adjustment		(655)			(600)
Net interest income		$ 29,727			$ 27,546

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35% federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Christine Marra, MWW
         646.215.6888; cmarra@mww.com